Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent (i) to the use of our report dated March 4, 2022, with respect to the consolidated financial statements and financial statement schedule III of RREEF Property Trust, Inc., and subsidiaries and (ii) to the use of our report dated February 1, 2022, with respect to the historical summary of gross income and direct operating expenses of The Glenn for the year ended December 31, 2020 and the related notes (the Historical Summary), all incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus on Form S-11 of RREEF Property Trust, Inc.

Our report related to the Historical Summary referred to in (ii) above refers to the fact that the Historical Summary was prepared for the purposes of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of revenues and expenses.

/s/ KPMG LLP

Chicago, Illinois
December 23, 2022